Exhibit 99.1

Motorsport Games Reports Third Quarter 2023 Financial Results

MIAMI, November 7, 2023 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its third fiscal quarter ended September 30, 2023. The Company has also posted Q3 2023 earnings slides highlighting key milestones that occurred in the period, which are accessible on the Company’s investor relations website. All share data and share-based calculations set forth in this press release have been adjusted to reflect the Company’s 1-for-10 reverse stock split completed on November 10, 2022 on a retroactive basis for the periods presented.

“This quarter has continued to be one of business transformation,” commented Stephen Hood, Chief Executive Officer of Motorsport Games. “We have continued to reduce costs under the previously announced 2022 Restructuring Program with the first signs of forward momentum starting to become apparent. This includes our recent announcement on the strategic sale of our NASCAR®️ license, which we believe improves the business outlook by reducing our financial commitments and allowing the company to focus its limited resources on near-term projects that are anticipated to come to market. We retain the ability to continue selling the NASCAR game back catalog through to the end of 2024 ahead of an anticipated 2025 game by the new developer, which we believe will offer some revenue stability as we aim to bring new products to market, albeit with this revenue expected to decline over time. Additional cost-saving measures have included the recent closure of our Australian development studio, with corresponding global headcount reductions, and the suspension of the development of our previously planned INDYCAR®️ game, to decrease operating expenses whilst also removing projects that are underperforming or are unlikely to generate revenue.”

“Meanwhile, we are excited to confirm the updated release date of our planned Le Mans Ultimate title, as we anticipate releasing the game on February 20, 2024. This simulation title, created by the team behind the renowned rFactor 2, Studio 397, will look to bring together incredible sportscar machinery with unparalleled physics alongside innovative gameplay features, such as the collaborative asynchronous co-op multiplayer mode. Additionally, the game will feature the RaceControl multiplayer service recently released as an open beta into rFactor 2 to great success, exceeding initial player expectations and driving a recognizable uplift in sales of rFactor 2 content.

In closing, Hood added, “We believe the decisions needed to make this business create engaging, well-made games that fans enjoy, and that are profitable, are well underway. With renewed focus on products, production leadership and budgetary controls, we believe we are already seeing positive momentum for the company.”

Third Quarter 2023 Business Update

●	Showcased content for the planned Le Mans Ultimate game, notably the Peugeot 9X8, building up the audience and user wish lists ahead of a product launch.

●	Sold the NASCAR gaming license to raise cash, reduce financial obligations and focus development resources on fewer titles. Additionally, the back-catalog of NASCAR titles is retained under a limited license until the end of 2024, allowing the business to retain revenue from this franchise until that time.

Select Financial Highlights for the Three Months Ended September 30, 2023

The Company reported a net loss for the third quarter of 2023 (“2023”) of $3.5 million, or $1.28 per share, compared to a net loss of $8.5 million, or $7.29 per share, for the third quarter of 2022 (“2022”). The Company also reported an Adjusted EBITDA(1) loss for 2023 of $2.4 million, compared to an Adjusted EBITDA(1) loss of $6.5 million for the same period in the prior year.

The $5 million reduction in net loss was primarily the result of the Company reducing its marketing, development, and general and administrative spend by $4.6 million, driven in part by actions taken by the Company as part of its previously announced 2022 Restructuring Program. In addition, revenue for 2023 was $1.7 million compared to $1.2 million for 2022, a $0.5 million, or 38.5%, improvement that positively impacted net loss. The increase in revenue was primarily driven by the release of the NASCAR Heat 5 DLC, Next Gen Car Update, in June 2023.

Quarterly Financial Highlights

	Three Months Ended September 30,
	2023	2022
Revenues	$1,693,871	$1,223,142
Cost of revenues	831,479	602,856
Gross profit	862,392	620,286
Total operating expenses	3,527,187	8,172,763
Loss from operations	(2,664,795)	(7,552,477)
Interest expense	(230,190)	(244,953)
Other expense, net	(639,147)	(739,285)
Net loss	(3,534,132)	(8,536,715)
Less: Net loss attributable to non-controlling interest	(44,093)	(21,431)
Net loss attributable to Motorsport Games Inc.	$(3,490,039)	$(8,515,284)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(1.28)	$(7.29)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	2,720,328	1,167,359

The following table provides a reconciliation from net loss to Adjusted EBITDA(1) loss for the three and nine months ended September, 30, 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Loss	$(3,534,132)	$(8,536,715)	$(16,994,206)	$(31,991,431)
Interest expense, net	230,190	244,953	674,060	638,211
Depreciation and Amortization	501,399	504,831	1,512,631	1,572,174
EBITDA	$(2,802,543)	$(7,786,931)	$(14,807,515)	$(29,781,046)
Acquisition related expenses	35,951	93,286	321,308	557,601
Loss contingency expenses	232,359	1,000,000	232,359	1,000,000
Impairment of goodwill and intangible assets	-	-	4,004,627	9,428,370
Stock-based compensation	105,524	228,712	876,060	820,315

Adjusted EBITDA	$(2,428,709)	$(6,464,933)	$(9,373,162)	$(17,974,760)

Cash Flow and Liquidity

As of September 30, 2023, the Company had cash and cash equivalents of approximately $1.2 million. During the nine months ended September 30, 2023, the Company had negative cash flows from operations of approximately $10.1 million, representing an average monthly net cash burn from operations of approximately $1.1 million. While it has taken measures to reduce its costs, the Company expects to continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles.

As of October 31, 2023, the Company’s cash and cash equivalents has increased to $3.2 million, primarily due to the sale of its NASCAR license as previously announced on October 3, 2023. Based on this cash and cash equivalents position, and the Company’s average cash burn, the Company does not believe it has sufficient cash on hand to fund its operations over the next year and that additional funding will be required in order to continue operations. In order to address its liquidity short fall, the Company is actively exploring several options, including, but not limited to: i) additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; ii) strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its recent sale of its NASCAR license; and iii) further cost reduction and restructuring initiatives.

There can be no assurances that the Company will be able to secure additional liquidity through the means referenced above, nor can there be any assurances that the Company can sufficiently reduce costs and restructure its business to sufficiently lower its cash burn to sustainable levels and therefore meet its ongoing cash requirements. Further, other factors can impact the Company’s liquidity position, including, but not limited to, the Company’s level of sales and expenditures, as well as accounts receivable, sales allowances, prepaid manufacturing expenses and accrued expenses. For additional information regarding the Company’s liquidity, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 to be filed with the Securities and Exchange Commission (the “SEC”).

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of the Non-GAAP Measure to net loss, its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net loss plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) acquisition related expenses; (ii) stock-based compensation expenses; (iii) impairment of goodwill and intangible assets; (iv) loss contingency expenses; and (v) charges or gains resulting from non-recurring events, if any.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, November 7, 2023, to discuss its financial results. The live conference call can be accessed by dialing 1 (844) 826-3033 from the U.S., or by dialing 1 (412) 317-5185 internationally. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games

Motorsport Games, a Motorsport Network company, is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and INDYCAR. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans and Formula E. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure and every race inspires.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) the Company’s future business, future results of operations and/or financial condition; (ii) new or planned products, features, events or other offerings and the anticipated timing of launching such products, features, events and offerings, including the anticipated release of the Company’s Le Mans Ultimate game on February 20, 2024; (iii) the Company’s belief that the sale of its NASCAR license will improve the business outlook by reducing its financial commitments and allowing the Company to focus its limited resources on near-term projects that are anticipated to come to market; (iv) the Company’s belief that its ability to continue selling the NASCAR game back catalog through to the end of 2024 ahead of an anticipated 2025 game by the new developer – offering some revenue stability as it aims to bring new products to market, as well as the Company’s anticipation that the amount of revenue to be generated by its existing NASCAR products will decline over time; (v) the Company’s plans to pivot its Traxion media website to build a truly inclusive ecosystem within the racing segment; (vi) the Company’s plans to identify opportunities to resume development of its INDYCAR title elsewhere within the business following the closing of its Australian studio; (vii) the expected future impact of implementing management strategies and the impact of other industry trends; (viii) the Company’s expectation that it will continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles; (ix) the Company’s plans and expectations regarding its technologies, such as RaceControl, and the anticipated benefits from such technologies; and (x) the Company’s liquidity and capital requirements, including, without limitation, the Company’s ability to continue as a going concern, the Company’s belief it will not have sufficient cash on hand to fund its operations over the next year based on the cash and cash equivalents available as of October 31, 2023 and the Company’s average cash burn, the Company’s belief that additional funding will be required in order to continue operations, and the Company’s plans to address its liquidity short fall, including its exploration of several options, including, but not limited to: additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its recent sale of its NASCAR license; and further cost reduction and restructuring initiatives. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to decreased sales of the Company’s products due to the disposition of key assets, further changes in the Company’s product roadmap, the Company’s inability to deliver new products for its various other licenses, a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs and, in addition to the factors set forth in (ii) through (vi) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings, such as due to difficulties and/or delays arising out of any resurgence of the ongoing and prolonged COVID-19 pandemic; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment (such as the impact on consumer discretionary spending as a result of significant increases in energy and gas prices which have been increasing since early in 2020), a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the ongoing war between Russia and Ukraine; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under any cost reduction and restructuring initiatives; (v) difficulties and/or delays in resolving the Company’s liquidity and capital requirements due to reasons including, without limitation, difficulties in securing funding that is on commercially acceptable terms to the Company or at all, such as the Company’s inability to complete in whole or in part any potential debt and/or equity financing transactions or similar transactions, any inability to achieve cost reductions, including, without limitation, those which the Company expects to achieve through any cost reduction and restructuring initiatives, as well as any inability to consummate one or more strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets, and/or less than expected benefits resulting from any such strategic alternative; and/or (vi) difficulties, delays or the Company’s inability to successfully complete any cost reduction and restructuring initiatives, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing any cost reduction and restructuring initiatives, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from any cost reduction and restructuring initiatives and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions. Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) delays and higher than anticipated expenses related to the ongoing and prolonged COVID-19 pandemic, any resurgence of COVID-19 and the ongoing war between Russia and Ukraine; (ii) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (iii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iv) unanticipated operating costs, transaction costs and actual or contingent liabilities; (v) the ability to attract and retain qualified employees and key personnel; (vi) adverse effects of increased competition; (vii) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (viii) the Company’s inability to protect its intellectual property; and/or (ix) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Reports on Form 10-Q filed with the SEC during 2023, as well as in its subsequent filings with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following table provide a comparative summary of the Company’s financial results for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$1,693,871	$1,223,142	$5,162,356	$6,553,918
Cost of revenues [1]	831,479	602,856	2,946,382	3,472,819
Gross profit	862,392	620,286	2,215,974	3,081,099

Operating expenses:
Sales and marketing [2]	358,120	1,440,659	1,411,318	4,669,328
Development [3]	1,566,839	2,631,066	5,751,741	7,717,046
General and administrative [4]	1,526,614	4,008,335	7,459,957	10,781,098
Impairment of goodwill	-	-	-	4,788,268
Impairment of intangible assets	-	-	4,004,627	4,640,102
Depreciation and amortization	75,614	92,703	277,822	326,499
Total operating expenses	3,527,187	8,172,763	18,905,465	32,922,341
Loss from operations	(2,664,795)	(7,552,477)	(16,689,491)	(29,841,242)
Interest expense [5]	(230,190)	(244,953)	(674,060)	(638,211)
Other (loss) income, net	(639,147)	(739,285)	369,345	(1,511,978)
Net loss	(3,534,132)	(8,536,715)	(16,994,206)	(31,991,431)
Less: Net loss attributable to non-controlling interest	(44,093)	(21,431)	(232,196)	(933,234)
Net loss attributable to Motorsport Games Inc.	$(3,490,039)	$(8,515,284)	$(16,762,010)	$(31,058,197)

Net loss attributable to Class A common stock per share:
Basic and diluted	$(1.28)	$(7.29)	$(6.60)	$(26.61)

Weighted-average shares of Class A common stock outstanding:
Basic and diluted	2,720,328	1,167,359	2,538,863	1,167,178